Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-201052

PROSPECTUS SUPPLEMENT NO. 1

(TO PROSPECTUS DATED MARCH 17, 2015)

INSITE VISION INCORPORATED

5,078,070 Shares of Common Stock

This Prospectus Supplement No. 1 supplements our Prospectus, dated March 17, 2015, and relates to the resale by the selling stockholders identified in the Prospectus of up to an aggregate of 5,078,070 shares of our common stock issuable upon the exercise of outstanding warrants. The warrants were issued and sold to the selling stockholders in a private placement in October, November and December, 2014.

Attached hereto and incorporated by reference herein is our Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 2, 2015.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified in its entirety by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol “INSV.” On April 1, 2015, the closing bid price per share of our common stock was $0.17 per share.

Our business and an investment in our securities involve significant risks. You should read the section entitled “Risk Factors” beginning on page 3 of the Prospectus and the risk factors incorporated by reference in the Prospectus as described in that section before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is April 2, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2015

INSITE VISION INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	000-22332	94-3015807
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

965 Atlantic Ave.

Alameda, California 94501

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:

(510) 865-8800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective on April 1, 2015, InSite Vision Incorporated (the “Company”) amended its Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of the Company’s common stock from 240,000,000 shares to 350,000,000 shares (the “Amendment”).

The Amendment is in the form of the Certificate of Amendment (the “Certificate”) included as Annex A to the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on February 19, 2015 (the “Proxy Statement”).

The foregoing description of the Amendment is qualified in its entirety by reference to the Certificate attached hereto as Exhibit 3.1, which is incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On March 31, 2015, the Company held its 2015 annual meeting of stockholders at which five proposals were considered, each of which is described in more detail in the Proxy Statement. A total of 110,737,955 shares of the Company’s common stock, or 84% of the outstanding shares of common stock, were represented in person or by proxy at the annual meeting. The matters voted on by the Company’s stockholders and the voting results are as follows:

1. Election of Directors. All six nominees for director were elected.

	Shares For	Shares Withheld	Broker Non-Votes
Timothy McInerney	40,235,362	18,924,014	51,578,579
Brian Levy, O.D. M.Sc.	41,953,034	17,206,342	51,578,579
Robert O’Holla	41,958,984	17,200,392	51,578,579
Timothy Ruane	41,916,662	17,242,714	51,578,579
Craig Tooman	42,005,384	17,153,992	51,578,579
Anthony J. Yost	41,946,434	17,212,942	51,578,579

2. Ratification of the appointment of Burr Pilger Mayer, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. The appointment of Burr Pilger Mayer, Inc. was ratified.

Shares For	Shares Against	Shares Abstained
107,608,030	2,077,831	1,052,094

3. Advisory resolution relating to our named executive officer compensation. The resolution on named executive officer compensation was approved.

Shares For	Shares Against	Shares Abstained	Broker Non-Votes
33,320,364	19,030,304	6,808,708	51,578,579

4. Adoption of an amendment to Article IV of the Company’s Restated Certificate of Incorporation to effect an increase in the number of authorized shares of the Company’s common stock. The proposal was approved.

Shares For	Shares Against	Shares Abstained
66,038,633	40,280,678	4,418,644

5. Adoption of an amendment to Article IV of the Company’s Restated Certificate of Incorporation to effect a contingent reverse stock split of the Company’s issued and outstanding common stock. The proposal was approved.

Shares For	Shares Against	Shares Abstained
80,948,742	29,539,092	250,121

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment to the Restated Certificate of Incorporation of InSite Vision Incorporated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2015

INSITE VISION INCORPORATED

By:	/s/ Louis Drapeau
Name:	Louis Drapeau
Title:	Chief Financial Officer

Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION OF

INSITE VISION INCORPORATED

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, InSite Vision Incorporated, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does here by certify as follows:

The name of the Corporation is InSite Vision Incorporated and the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 3, 1987. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly adopted said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendment amends the Certificate of Incorporation of the Corporation as follows:

1. The first paragraph of Section A of Article IV is hereby amended to read in its entirety as follows:

“(A) Classes of Stock. The total number of shares of all classes of capital stock which the corporation shall have authority to issue is Three Hundred Fifty-Five Million (355,000,000) of which Three Hundred Fifty Million (350,000,000) shares, par value of $0.01 per share, shall be Common Stock (“Common Stock”) and Five Million (5,000,000) shares, par value of $0.01 per share, shall be Preferred Stock (“Preferred Stock”).”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this 1st day of April, 2015.

INSITE VISION INCORPORATED

By:	/s/ Louis Drapeau
Name:	Louis Drapeau
Title:	Chief Financial Officer